Sub-Item 770
Rule 10f-3 Transaction

     On September 14, 2006, Mellon Bond Fund (the “Fund”), a series of Mellon Funds Trust (the “Trust”), purchased at below par value $3,000,000 of the following bonds (the “Bond”):

Anadarko Petroleum Company, 5.95% Bonds due September 15, 2016
CUSIP No. 032511AX5

The Fund purchased the Bonds from Credit Suisse First Boston USA Inc. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the underwriting syndicate but received no benefit in connection with the transaction. The following is a list of the underwriting syndicate’s primary members:

Credit Suisse First Boston
UBS
Citigroup
Goldman Sachs

Accompanying this statement are materials that were presented to the Trust’s Board of Trustees, which ratified the purchase in accordance with the Trust’s Rule 10f-3 Procedures, at the Trust’s Board meeting held on December 12, 2006.

RULE 10f-3 Transactions

Mellon Funds Trust: Mellon Bond Fund

Reporting Period	7/1/06 - 9/30/06
Total Net Assets	897,857,696

Portfolio Manager	John Flahive

Security purchased	Cusip/Sedol	Type of Offering	Lead Underwriter	Broker Dealer Purchased From	Expected Trade Date	Type of Security	Total Transaction (Shares/Par)	Purchase Price	Purchase Amount	Commission/Spread as % of Offering Price
Anadarko Petroleum Company 5.95% due 9/15/2016	032511AX5	Senior notes	Credit Suisse, UBS, Citigroup, & Goldman Sachs	CSFB	9/14/06	Corporate Bond	3,000,000	99.577	2,987,310	0.65%
			Affiliated Underwriter	**Other Syndicate members**	**Date of First Offering**	**Rating of Security**	**Issue Size**	**% of Issue Size Purchased by Above Fund**	**% of Issue Size Purchased by Above Fund as a % of Total Net Assets of Fund**	**% of Issue Size Purchased by ALL Funds advised by Manager as a % of Total Issue Size (cannot exceed 25%)**
			Mellon Financial Markets	Banc of America, Deutsche Bank, Morgan Stanley, BMO Capital Markets, LaSalle, RBS Greenwich, BNP Paribas, Mitsubishi UFJ, Wachovia Sec., Calyon Sec., DnB NOR Markets, Societe Generale, Scotia Capital, BBVA Securities, BNY Cap. Markets, RBC Cap Markets, HVB Cap Markets, Wells Fargo Sec.	9/14/06	Baa2/BBB-	1,750,000,000	0.17%	0.33%	0.17%
					Was Price Paid the same as other Purchasers?	**Was Security Purchased on Offer Date?**	**Was Issuer in continuous operation for at least 3 years?**	**Was Offering part of Firm commitment?**	**Did Affiliated Underwriter benefit directly or indirectly from purchase?**	**Was Commission or Spread paid to the principal underwriter reasonable and fair compared to commission or spread paid to other underwriters in connection with similar transactions?**
					Y	Y	Y	Y	N	Y

Certification

The Adviser certifies that the above information is correct.

The Adviser has determined that the securities listed above are securities the Fund is permitted to invest in as described in the current prospectus.

The Adviser has determined that the securities purchased are in accordance with *Dreyfus Fund Rule 10f-3 policies and procedures.*

In reaching its determination, the Adviser considered all of the conditions as specified in the *Dreyfus Fund 10f-3 policies and procedures.*

SIGNED	[signature]	DATE	10/11/06 10/10/2006

10/10/2006